Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 10, 2005 on the financial statements of Mundoval Fund as of August 31, 2005 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information.

/s/ Cohen McCurdy

Cohen McCurdy, Ltd.

Westlake, Ohio

October 31, 2005